Exhibit 10.5
EMPLOYEE MATTERS AGREEMENT
     This Employee Matters Agreement (the “Agreement”), dated as of                               , 2006, is between Helix Energy Solutions Group, Inc., a Minnesota corporation (“Helix”), and Cal Dive International, Inc., a Delaware corporation and wholly owned subsidiary of Helix (“Cal Dive”).
RECITALS
     WHEREAS, Helix and Cal Dive currently contemplate that Helix will make an initial public offering (“IPO”) of shares of Cal Dive common stock held by Helix pursuant to a registration statement on Form S-1 filed pursuant to the Securities Act of 1933, as amended; and
     WHEREAS, in contemplation of the IPO, Helix and Cal Dive desire to enter into the Agreement to provide for the allocation between them of the liabilities for employee benefits arising prior to, as a result of and subsequent to the IPO, and to provide for and agree upon other personnel matters;
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Master Agreement, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     As used in the Agreement, the following terms shall have the meanings set forth below. Any capitalized term used in the Agreement that is not defined in the Agreement shall have the meaning set forth in the Master Agreement.
     1.1 “Cal Dive Employee” means an employee and, as the context requires, former employee of Cal Dive or a Cal Dive Entity, as determined by Cal Dive based upon applicable payroll records.
     1.2 “Cal Dive Entity” means Cal Dive, any subsidiary of Cal Dive, and any predecessor entity of such subsidiary.
     1.3 “Cal Dive Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA (whether or not the program is subject to ERISA) that is maintained by a Cal Dive Entity.
     1.4 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at section 4980B of the Code.
     1.5 “Code” means the Internal Revenue Code of 1986, as amended.

     1.6 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.7 “Helix Entity” means Helix and any subsidiary of Helix which, before the IPO Closing Date shall include the Cal Dive Entities and, from and after the IPO Closing Date, will include no Cal Dive Entities.
     1.8 “Helix Welfare Plan” means the Group Protection for Employees of Helix Energy Solutions Group, Inc., the Helix Energy Solutions Group, Inc. Long Term Disability Plan, and any other “employee welfare benefit plan” as defined in Section 3(1) of ERISA (whether or not the program is subject to ERISA) that is maintained by a Helix Entity.
     1.9 “IPO” shall have the meaning specified in the recitals to the Agreement.
     1.10 “IPO Closing Date” means the first date on which the proceeds of any sale of Cal Dive stock to the underwriters in the IPO are received by Helix or any Helix Entity.
     1.11 “Master Agreement” means that certain Master Agreement dated                               , 2006, as amended from time to time, between Helix and Cal Dive, to which the Agreement is attached as an exhibit.
     1.12 “Plan,” when immediately preceded by “Helix,” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, as amended from time to time, for which the eligible class(es) of participants include employees or former employees of Helix or a Helix Entity, and, when immediately preceded by “Cal Dive,” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, to the extent amended from time to time, for which the eligible class(es) of participants are limited to employees or former employees of Cal Dive or a Cal Dive Entity, but no other Helix Entity.
     1.13 “Transferred Employee” means a Cal Dive Employee described as such in Section 2.2(a) of the Agreement.
ARTICLE 2
GENERAL
     2.1 Assumption/Retention of Liabilities. Except as otherwise explicitly and specifically provided in the Agreement, effective as of the IPO Closing Date, Cal Dive shall assume or retain, as the case may be, and pay, perform, fulfill and discharge any and all liabilities or obligations relating to the employment or termination of employment of any current or former Cal Dive Employee (including any individual who is or was an independent contractor, temporary employee, temporary service worker, consultant, freelance worker, agency employee, leased employee, on-call worker, or who performs or performed services in any other form of non-employee classification), and their dependents and beneficiaries, regardless of when incurred. No provision in the Agreement relating to Cal Dive’s responsibility with respect to any specific liabilities or obligations described in the preceding sentence will limit the generality of the preceding sentence with respect to, or otherwise be construed to relieve Cal Dive from, the assumption or retention of any other liabilities or obligations described in the preceding sentence.
     2.2 Employment Status of Cal Dive Employees.
          (a) Transferred Employees. Except as otherwise provided in the Agreement, any individual who, immediately prior to the IPO Closing Date, is listed on the applicable payroll records of Cal Dive or Helix as an employee of a Cal Dive Entity, whether such individual is actively at work or absent from work due to vacation, illness, or any other authorized paid or unpaid leave, will continue to be an employee of such Cal Dive Entity immediately after the IPO Closing Date on the same terms and conditions as in effect immediately before the IPO Closing Date. Any individual described in the preceding sentence is considered a “Transferred Employee” for purposes of the Agreement, effective on the IPO Closing Date.
          (b) No Cal Dive Severance Event. No Transferred Employee will be entitled to receive termination or severance payments or benefits from Helix or any other entity which, immediately following the IPO Closing Date, is a Helix Entity as a result of the IPO or any related circumstance. Cal Dive shall be responsible for the satisfaction of any termination or severance obligations owed with respect to Transferred Employees and any former Cal Dive Employees, whether arising before, on or after the IPO Closing Date.
     2.3 Termination of Participation in Helix Plans. Except as otherwise specified in the Agreement, each Cal Dive Entity that is a participating employer in a Helix Plan shall cease to be a participating employer in such Helix Plan at the close of business on the day before the IPO Closing Date or at such earlier time as Helix, in its discretion, may direct.
     2.4 Recognition of Service. Except as otherwise provided in the Agreement, Cal Dive will cause each Cal Dive Plan to grant full credit to each eligible Transferred Employee for the period of such Transferred Employee’s service with the Cal Dive Entities and Helix Entities (including, where applicable, service with a predecessor employer credited by a corresponding Helix Plan). Helix service may be disregarded (a) under a new Cal Dive Plan adopted after the IPO Closing Date if such Cal Dive Plan is not a successor or replacement plan, and (b) under any Cal Dive Plan if and to the extent credit for such service would result in the duplication of benefits.
ARTICLE 3
WELFARE PLANS
     3.1 Welfare Plan Participation and Liabilities.
          (a) Termination of Group Welfare Plan Participation. On or prior to the close of business on the day before the IPO Closing Date, each of the Cal Dive Entities shall cease to be a participating employer, and all Transferred Employees (and their dependents and beneficiaries) will cease to be active participants, in any Helix Welfare Plan. Cal Dive will pay Helix charges for participation of current and former Cal Dive Employees (and their dependents and beneficiaries) in the Helix Welfare Plans, and will pay or reimburse Helix for any contributions toward that coverage which are due after the IPO Closing Date.

          (b) Allocation of Liabilities. Except as otherwise provided in the Agreement, (1) Cal Dive shall be responsible for the payment of welfare benefits liabilities and expenses incurred with respect to current and former Cal Dive Employees and their dependents and beneficiaries whether incurred prior to or after the IPO; and (2) no Helix Entity shall have any responsibility for the payment of welfare benefits with respect to liabilities and expenses incurred by any such persons before or after the IPO. Nothing contained in this subsection is intended to affect the rights of any current or former Cal Dive Employee or any of their covered dependents and beneficiaries to receive insurance benefits payable under and in accordance with the provisions of an insurance policy maintained as part of a Helix Welfare Plan.
          (c) Cal Dive Group Health Plan, COBRA. Effective prior to the IPO Closing Date, Cal Dive will adopt and cause to have in place a group health plan for the benefit of Transferred Employees and their eligible dependents. Cal Dive shall assume sole responsibility for providing COBRA group health plan continuation coverage to any former Cal Dive Employees (and their covered dependents) who, on the IPO Closing Date, are receiving or are entitled to receive COBRA continuation coverage by reason of a qualifying event occurring at or before such time. Cal Dive shall also have the sole responsibility for providing COBRA group health plan continuation coverage to any Transferred Employees (and their covered dependents) who incur qualifying events after the IPO Closing Date. Helix shall have no responsibility for, and shall be entitled to indemnification by Cal Dive with respect to, any COBRA obligations to current or former Cal Dive Employees (and their covered dependents) for which Cal Dive is responsible, whether by operation of law or in accordance with the terms of the Agreement (including, without limitation, this Section 3.1(c)).
     3.2 Cafeteria Plan. Prior to and effective as of the IPO Closing Date, the portion of the Helix Energy Solutions Group, Inc. Flexible Benefits Plan (the “Helix Cafeteria Plan”) benefiting the Transferred Employees shall be spun off into a separate premium only cafeteria plan sponsored by Cal Dive (the “Cal Dive Cafeteria Plan”) in which Transferred Employees shall continue the salary reduction elections they have in effect immediately prior to the IPO Closing Date under the Helix Cafeteria Plan.
     3.3 Helix Assets. Helix shall retain all claim reserves, bank accounts, trust funds or other balances maintained as part of or in connection with the Helix Welfare Plans.
     3.4 Credit for Amounts Paid. In administering the Cal Dive Welfare Plans for the calendar year in which the IPO occurs, Cal Dive shall credit participating Transferred Employees with any amounts paid by them under the corresponding Helix Welfare Plans toward satisfaction of applicable deductibles, co-payments, coinsurance and out-of-pocket maximums.

ARTICLE 4
COMPENSATION MATTERS
AND NON-ERISA BENEFIT ARRANGEMENTS
     4.1 Assumption of Individual Agreements. Effective on the IPO Closing Date, Cal Dive will assume and/or be responsible for satisfying any and all obligations and liabilities (fixed or contingent) of Helix or any Helix Entity incurred or arising under or in connection with any individual employment, retention, separation, consulting, representation or other personal services-related agreements (together with any ancillary trust or other agreements) made directly or indirectly with or for the benefit of (a) any Transferred Employees, or (b) other individuals or personal service entities in connection with the business of any Cal Dive Entity; provided, however, that, following the IPO Closing Date, Helix and the other Helix Entities shall retain any rights which it or any of them would have had following the termination of any such agreement, determined as if the agreement terminated immediately prior to the IPO, except to the extent that the exercise of such rights by Helix and the other Helix Entities following the IPO Closing Date would adversely affect the rights of any Cal Dive Entity under such agreement. Cal Dive shall indemnify Helix and the Helix Entities and their affiliates and hold them and each of them harmless from, against and with respect to any claim, liability or expense asserted or imposed by it or any of them under or in connection with any of the agreements described in the first sentence of this Section 4.1.
     4.2 Stock Incentive Plans.
          (a) Stockholder Approval of Long-Term Incentive Plan. Prior to the IPO Closing Date, Helix shall cause Cal Dive to adopt and, as Cal Dive’s sole stockholder, to approve the adoption of a 2006 Long-Term Incentive Plan for eligible employees and directors of Cal Dive Entities, with terms and conditions substantially similar to the terms and conditions of the Helix Energy Solutions Group, Inc. 2005 Long-Term Incentive Plan.
          (b) Outstanding Helix Stock Options. Stock options granted to Transferred Employees under the Helix Energy Solutions Group, Inc. 2005 Long-Term Incentive Plan and the 1995 Long Term Incentive Plan of Helix Energy Solutions Group, Inc. will continue under their present terms and the terms of the plans under which they were granted and shall be exercisable for shares of common stock of Helix.
          (c) Outstanding Helix Restricted Stock Awards. Restricted stock awards granted to Transferred Employees under the Helix Energy Solutions Group, Inc. 2005 Long-Term Incentive Plan and the 1995 Long Term Incentive Plan of Helix Energy Solutions Group, Inc. will continue under their present terms and the terms of the plans under which they were granted.
     4.3 Stock Purchase Plans.
          (a) Helix Employee Stock Purchase Plan. Transferred Employees will continue to participate in the Helix Energy Solutions Group, Inc. 1998 Employee Stock Purchase Plan through the end of the offering period that ends on December 31, 2006.
          (b) Stockholder Approval of Cal Dive Stock Purchase Plan. Prior to the IPO Closing Date, Helix shall cause Cal Dive to adopt and, as Cal Dive’s sole stockholder, to approve the adoption of a Code section 423 employee stock purchase plan, the Cal Dive Employee Stock Purchase Plan, for eligible Cal Dive employees, with terms and conditions substantially similar to the terms and conditions of the Helix Energy Solutions Group, Inc. 1998 Employee Stock Purchase Plan.

     4.4 Annual Incentive Compensation.
          (a) Helix Plan for 2006. Cal Dive shall assume all liabilities with respect to the payment of annual incentive awards to Cal Dive Employees for the calendar year of the IPO, subject to the terms and provisions of the applicable incentive plan.
          (b) New Cal Dive Plan. Following the IPO Closing Date, Cal Dive may adopt an annual performance-based incentive plan for the benefit of designated executive officers and other key employees, on such terms and conditions as Cal Dive may determine.
     4.5 Workers’ Compensation. Except as otherwise specifically provided herein, Cal Dive shall be solely responsible for all claims for workers’ compensation reported by a Transferred Employee on or after                               . Unless Helix determines otherwise, Helix shall continue to be responsible after the IPO Closing Date for administering all claims for workers’ compensation for injuries to any Cal Dive Employee occurring prior to                                and reported timely under the terms of any Helix workers’ compensation policy or plan; provided, however, that Cal Dive shall reimburse, and shall indemnify Helix for any amounts payable under such prior programs, or for any claims not reported timely and where Helix has been prejudiced by such late reporting.
     4.6 Accrued Vacation and other Paid Time Off. Cal Dive and the Cal Dive Entities shall recognize and assume or retain, as the case may be, all liability for all vacation, holiday, flex days and sick days, including banked sick days accrued by Transferred Employees as of the IPO Closing Date, on terms and conditions similar to those in effect immediately before such time.
     4.7 Leaves of Absence. Cal Dive shall honor the terms and conditions of any approved leave of absence of a Cal Dive Employee that begins before and continues immediately after the IPO.
ARTICLE 5
PENSION PLANS
     5.1 Helix 401(k) Plan. Effective as of the IPO Closing Date, Helix or another Helix Entity designated by Helix shall continue sponsorship of the Helix Energy Solutions Group, Inc. Employee Retirement Savings Plan, its stand-alone profit sharing/401(k) plan qualified under section 401(a) of the Code (the “Helix 401(k) Plan”). On or prior to the IPO Closing Date the Cal Dive Entities shall take such actions as are necessary to cease to be adopting employers whose employees are covered under the Helix 401(k) Plan.
     5.2 Cal Dive 401(k) Plan Trust. Prior to the IPO Closing Date, Cal Dive shall establish its own trust intended to be exempt from tax under section 501(a) of the Code (the “Cal Dive 401(k) Plan Trust”) and Helix and Cal Dive shall take such actions as may be necessary to effect the transfer of assets relating to the Helix 401(k) Plan from the trust for the Helix 401(k) Plan to the Cal Dive 401(k) Plan Trust. Cal Dive shall then assume and thereafter be solely responsible for all liabilities relating to the participation of Transferred Employees under the Helix 401(k) Plan.

ARTICLE 6
GENERAL PROVISIONS
     6.1 No Third Party Beneficiaries; Preservation of Rights to Amend. The Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors. Notwithstanding any other provisions to the contrary, except with respect to such successors, the Agreement is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto. Without limiting the generality of the foregoing: (a) no Transferred Employee or other current or former employee of Helix or Cal Dive or any subsidiary or affiliate of either (or his/her spouse, dependent or beneficiary), or any other person not a party to the Agreement, shall be entitled to assert any claim hereunder; (b) except as expressly provided in the Agreement, nothing in the Agreement shall preclude Helix or any Helix Entity, at any time after the IPO Closing Date, from amending or terminating any Helix Plan; and (c) except as expressly provided in the Agreement, nothing in the Agreement shall preclude Cal Dive or any Cal Dive Entity, at any time after the IPO Closing Date, from amending or terminating any Cal Dive Plan.
     6.2 Employment Solicitation. For a period of one year following the IPO Closing Date, neither Helix nor Cal Dive may, nor will they permit any of their respective subsidiaries, affiliates or agents to, solicit or recruit for employment any employees with a position of vice president or higher currently and then in the employ of the other company or its subsidiaries or affiliates, without the prior written consent of the other company.
     6.3 Personnel Records. Subject to applicable law, each party shall furnish or make available to the other copies of such personnel and other documents and records relating to Cal Dive Employees as may be reasonably requested by the other in connection with the proper administration of its payroll and Plans or the proper operation of its business or the execution of its rights and obligations under the Agreement.
     6.4 Applicability to Subsidiaries. Each of Helix and Cal Dive shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in the Agreement to be performed by a Helix Entity or a Cal Dive Entity, respectively.
     6.5 Fiduciary Matters. The parties acknowledge that actions required to be taken pursuant to the Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law. Neither party shall be deemed to be in violation of the Agreement if it fails to comply with any provision of the Agreement based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party for any liabilities caused by the failure to satisfy any such responsibility.

     6.6 Administrative Complaints/Litigation. As of and after the IPO Closing Date, Cal Dive shall assume, and be solely liable for, the handling, administration, investigation, and defense of actions, including, without limitation, ERISA, and any regulations or guidance issued thereunder, the Code and any regulations or guidance issued thereunder to the extent such Code provisions relate to or affect employee benefit matters, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against a Helix Entity or a Cal Dive Entity by any current or former Cal Dive Employee or any other person arising out of or relating to a current or former Cal Dive Employee’s employment with a Helix Entity or a Cal Dive Entity. Any obligations, losses, expenses and claims arising from such actions shall be deemed to be Cal Dive Liabilities and shall be retained or assumed, as the case may be, by Cal Dive under and in accordance with the Master Agreement. Helix reserves the right to participate in the investigation, defense or settlement of any matter to the extent it deems reasonably necessary.
     6.7 Reimbursement and Indemnification. Each of the parties shall reimburse the other, within 30 days of receipt from the other party of appropriate verification, for all costs and expenses which the other may incur in satisfaction of a liability or obligation which, under the Agreement, is the liability or obligation of such party. All liabilities retained, assumed or indemnified against by Cal Dive pursuant to the Agreement shall be deemed Cal Dive Liabilities, and all liabilities specifically retained, assumed or indemnified against by Helix pursuant to the Agreement shall be deemed Excluded Liabilities for purposes of the Master Agreement.
     6.8 Singular/Plural Words. If the context requires it, words used in the singular or plural will include the other.
     6.9 Master Agreement Provisions. The following provisions of the Master Agreement are hereby incorporated herein by reference and, unless otherwise expressly specified herein, shall apply as if fully set forth herein: Article V (relating to releases and indemnification); the provisions of Sections 4.7 and 6.2 relating to exchange of information and confidentiality; Article VII (relating to resolution of disputes); and Article VIII (relating to Miscellaneous).
     6.10 Applicable Law. To the extent not preempted by applicable federal law, the Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Texas, without regard to its choice of laws principles, as to all matters, including matters of validity, construction, effect, performance and remedies.

     IN WITNESS WHEREOF, the parties have caused the Agreement to be executed in their names by a duly authorized officer as of the date first written above.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:

Name:

Title:

CAL DIVE INTERNATIONAL, INC.

By:

Name:

Title: